UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2012

BLACK RIDGE OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 5, 2012, Black Ridge Oil & Gas, Inc. (the “Company”) and other parties entered into a settlement agreement with Deloitte & Touche, LLP ("Deloitte & Touche") to settle all claims between the parties arising out of the case of WPT Enterprises, Inc. v. Deloitte & Touche, before the Superior Court of the State of California, County of Los Angeles (the "Litigation"). The claims in the Litigation were assigned to the Company as part of the Company’s distribution (spin-off) agreement with Ante4, Inc. After satisfying obligations to various parties, including litigation counsel, the Company will receive approximately $5.4 million of net proceeds under the settlement agreement as its share of the settlement proceeds. The settlement payment is required to be made within thirty days of the execution of the settlement agreement by the plaintiffs and related parties and delivery of the executed request for dismissal. Upon receipt of the settlement amount, the parties have agreed to stipulate to the dismissal of the Litigation and to a mutual release of all claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

(Registrant)

Date: October 9, 2012

/s/ Ken DeCubellis, Chief Executive Officer

      Ken DeCubellis, Chief Executive Officer